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                                                                    EXHIBIT 23.8

                   CONSENT OF BARR DEVLIN & CO. INCORPORATED

                                                                 October 4, 1994

Board of Directors
Sierra Pacific Resources
6100 Neil Road
Reno, Nevada 89520

Members of the Board of Directors:

  We hereby consent to the inclusion in the Registration Statement on Form S-4, relating to the proposed merger by and among Sierra Pacific Resources "SPR", Sierra Pacific Power Company "SPPC", a wholly-owned subsidiary of SPR, into Resources West Energy Corporation, a wholly-owned subsidiary of The Washington Water Power Company, of our opinion letter appearing as Annex D to the Joint Proxy Statement/Prospectus which is a part of the Registration Statement, and to the references thereto (A) under the captions "SUMMARY--The Merger--Opinions of Financial Advisors," "THE MERGER--Background of the Merger," "THE MERGER-- Recommendations of the Boards of Directors--SPR and SPPC Board Recommendations" and "THE MERGER--Opinions of Financial Advisors--SPR Financial Advisors' Opinions--Opinion of Barr Devlin & Co. Incorporated" and (B) in the letter from SPR to the stockholders of SPR accompanying such Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          BARR DEVLIN & CO. INCORPORATED